Exhibit 99.1 Press Release dated April 17, 2008

FOR IMMEDIATE RELEASE                                                             FOR MORE INFORMATION:
April 17, 2008                                                                                      Mary Cohron
                                                                                                                 President and Chief Executive Officer
                                                                                                                 (270) 393-0700

Citizens First Corporation Announces First Quarter 2008 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) (the “Company”) today reported its results of operations for the quarter ended March 31, 2008.  Mary D. Cohron, President and CEO, reported that the Company’s net income on a consolidated basis for the first quarter of 2008 was $468,000, or $0.17 per basic and diluted common share, respectively, compared to net income of $472,000, or $0.17 per basic and diluted common share, respectively, for the first quarter of 2007.  “Our efforts to improve earnings per share in 2008 are resulting in a gradual return to stronger levels of profitability, with net income increasing $473,000, as compared to the fourth quarter loss of $5,000 in 2007,” Cohron said.

“Our acquisition of Kentucky Banking Centers in November 2006 represented a significant franchise expansion for the Company. During 2007, our successful integration of the customers and operations of KBC required significant time and cost. In November of 2007, we initiated a plan to increase earnings per share by growing revenue while reducing expenses.  As the plan is fully implemented, we expect our results to show continued improvement.”

Net interest income for the quarter ended March 31, 2008 was $2.8 million, versus $3.2 million for the same quarter of 2007, a decrease of $400,000 or 12.5%.  Net interest income in the first quarter was significantly impacted by the 55 basis point  decline in the net interest margin which was 3.68% for the first quarter of 2008, compared to 4.23% for the first quarter of 2007, due to a two hundred basis point drop in the prime rate during the first quarter.

Non-interest income was $672,000 during the first quarter of 2008, compared to $558,000 in the same quarter of 2007, an increase of $114,000 or 20.4%.  Included in non-interest income for the first quarter of 2008 is interest earned on Company-owned life insurance of $73,000, which was purchased in June of 2007.

Non-interest expense was $2.8 million for the first quarter of 2008, versus $3.0 million for the same period of 2007, a decrease of $200,000, or 6.7%.  Salaries and benefits decreased $159,000 as the Company began streamlining its staff in early 2008 as part of the non-interest expense reduction program.  In addition, directors and professional fees decreased $24,000 and data processing fees decreased $19,000 due to the negotiation of a new processing contract where fees should be reduced 10% to 15% per year.  “Our focus on efficiency is beginning to show positive results,” said Cohron.

A $50,000 provision for loan losses was recorded for the first quarter of 2008, compared to a $60,000 provision in the first quarter of 2007.  Non-performing assets totaled $3.4 million at March 31, 2008, compared to $4.5 million at December 31, 2007, a decrease of $1.1 million.  Non-performing assets to total loans ratio was 1.26% and 1.75% at March 31, 2008 and December 31, 2007, respectively. The allowance for loan losses at March 31, 2008 was $3.2 million, or 1.20% of total loans, compared to $3.2 million, or 1.25% of total loans as of December 31, 2007.

Of the $3.4 million in non-performing loans at December 31, 2007, $1.8 million represented nine (9) construction loans to two (2) related entities that were fully collateralized by first mortgages on residential real estate.  The properties pledged to the Bank were sold in March, 2008.  Proceeds permitted the Bank’s collection of all principal, all accrued interest up to the date the loans were placed in nonaccrual status and some collection expenses.

Total assets at March 31, 2008 were $357.6 million, up $11.2 million, or 3.2%, from $346.4 million at December 31, 2007.  Loans increased $15.2 million, or 6.0%, from $254.8 million at December 31, 2007 to $270.0 million at March 31, 2008.  Deposits at March 31, 2008 were $291.9 million, an increase of $9.6 million, or 3.4%, compared to $282.3 million at December 31, 2007.  In the first quarter of 2008, the Company established an employee incentive program to encourage growth in loans and deposits.

Stockholders’ equity was 10.5% of total assets as of March 31, 2008 with equity increasing from $37.0 million at the end of the first quarter of 2007 to $37.7 million at the end of the same quarter in 2008.  The Company’s annualized return on average equity was 4.99% for the quarter ending March 31, 2008 compared to an annualized return of 5.21% for the quarter ending March 31, 2007.  “We continue to be well capitalized under applicable regulatory guidelines and in a position to grow our company.”

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company currently has ten offices located in Warren, Simpson, Barren and Hart Counties in Kentucky.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets and retention of key personnel.  Actions by the Federal Reserve Board, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

CITIZENS FIRST CORPORATION
Consolidated Financial Highlights (unaudited)
In thousands, except per share data

	Three Months Ended
	March 31
	2008	2007
Interest income	$5,441	$5,814
Interest expense	2,654	2,632
Net interest income	2,787	3,182
Provision for loan losses	50	60
Net interest income after provision for loan losses	2,737	3,122
Non-interest income	672	558
Non-interest expenses	2,816	2,983
Income before income taxes	593	697
Provision for income taxes	125	225
Net income	468	472
Preferred dividends	128	128
Net income available for common shareholders	$ 340	$ 344
Basic earnings per common share	$0.17	$0.17
Diluted earnings per common share	$0.17	$0.17

	March 31	December 31
	2008	2007
Cash and cash equivalents	$ 12,424	$ 13,862
Available for sale securities	39,646	42,316
Loans held for sale	947	796
Loans	269,986	254,765
Allowance for loan losses	(3,248)	(3,194)
Intangible assets	13,066	13,147
Other assets	24,809	24,661
Total assets	$357,630	$346,353

Deposits	$291,854	$282,276
Securities sold under repurchase agreements	3,053	3,181
FHLB advances	17,199	15,317
Other borrowings	5,000	5,000
Other liabilities	2,799	3,283
Total liabilities	319,905	309,057
Preferred stock	7,659	7,659
Common stock	26,609	26,573
Retained earnings	3,485	3,146
Accumulated comprehensive income (loss)	(28)	(82)
Total shareholders’ equity	37,725	37,296
Total liabilities and shareholders’ equity	$357,630	$346,353